ACCEPTANCE OF APPOINTMENT AS DIRECTOR AND OFFICER

I, **VIK GROVER**, do hereby consent to act as a Director of **HOMELAND RESOURCES LTD.**, a Nevada Corporation.

DATED effective as of the 18th day of June, 2021.

VIKRAM GROVER

Signature

Address

2810 Bristol Dr. 309
Lisle, IL 60532

212-731-4806

Business Telephone

347-323-9581

Mobile Telephone

vik.grover@fomoworldwide.com

Business E-mail

Must be a natural person who is at least 18 years of age.